Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS
Sherrie Gutierrez		Laura Guerrant
Aviza Technology, Inc.		Guerrant Associates
Corporate Marketing Manager		Principal
Phone:	+1 (831) 439-6382	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
sherrie.gutierrez@avizatechnology.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2006

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Company Achieved Operating Profitability for 4QFY06 Ahead of Forecast

4QFY06 Revenues of $52.0 Million Increased 19.0% Over 3QFY06

SCOTTS VALLEY, Calif., November 16, 2006—Aviza Technology, Inc. (NASDAQ GM: AVZA), a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets, today reported results for the fourth quarter and year-end of fiscal 2006, which ended September 29, 2006.

FINANCIAL HIGHLIGHTS – FOURTH FISCAL QUARTER ENDED SEPTEMBER 29, 2006

•                  The Company achieved operating profitability for the fourth quarter of fiscal 2006, one quarter earlier than had been previously forecast.

•                  Fourth quarter revenues of $52.0 million increased 19.0% over the third quarter of fiscal 2006.

•                  Fourth quarter shipments were $44.6 million, compared to $47.4 million for the third quarter of fiscal 2006.

•                  Partially as a result of the conversion of the Company’s CelsiorTM system from “new” to “proven” technology in the fourth quarter, gross margin for the fourth quarter increased to 33.1%, compared to 24.6% for the third quarter of fiscal 2006.

BUSINESS HIGHLIGHTS – FOURTH FISCAL QUARTER ENDED SEPTEMBER 29, 2006

•                  Aviza received a follow-on, multiple-system order for its next-generation single wafer atomic layer deposition (ALD) system, Celsior, from Inotera Memories, Inc.  This order follows on the heels of a successful production release of a Celsior system at Inotera’s Fab 1 earlier this year.

•                  Inotera also placed an order for multiple RVP-300plusTM thermal processing systems.  The tools are slated for installation as part of Inotera’s Fab 2 capacity expansion.

•                  Aviza shipped multiple RVP-300plus systems as part of a follow-on order from one of Singapore’s leading 300-mm foundries.

•                  Aviza was awarded a multi-year grant of approximately 1.2 million (GBP), or $2.2 million (USD), from the Welsh Assembly Government’s Regional Selective Assistance (RSA) program.

FORECAST FOR FIRST FISCAL QUARTER ENDING DECEMBER 29, 2006 AND FISCAL YEAR 2007 ENDING SEPTEMBER 28, 2007

•                  Aviza expects that revenues for the first quarter of fiscal 2007 will be $55 million to $60 million.

•                  Aviza expects to report an operating profit in the first quarter of fiscal 2007, based upon anticipated conversion of a new etch module from “new” to “proven” technology during the first quarter of fiscal 2007.

•                  Aviza estimates that stock-based compensation expense for the first quarter of fiscal 2007 will be in the range of $350,000 to $400,000, depending upon the timing, number and size of new stock option grants and cancellations, as well as the variable factors contained within the Black-Scholes model.

•                  Aviza expects that revenues for the full fiscal year 2007 ending September 28, 2007 will be $220 million to $240 million, with net income for fiscal year 2007 of approximately 2% of revenues.  This forecast is based on the Company’s anticipation of continued strength in the DRAM market and the Company’s currently anticipated product mix for fiscal 2007.

COMPANY ACHIEVED OPERATING PROFIT IN FOURTH QUARTER OF FISCAL 2006

Commenting on Aviza’s results for the fourth quarter of fiscal 2006, Jerry Cutini, Aviza’s President and CEO, said, “We are extremely pleased with our most recent financial results, most notably our achievement of operational profitability for the fourth quarter, one quarter ahead of our original forecast.  We achieved this key financial objective while also exceeding our revenue guidance.”

Cutini continued, “This has been an exciting year for Aviza as we completed our first fiscal year as a publicly traded company, and we are immensely proud of our achievements to date.  We successfully completed the merger and integration with Trikon Technologies and our cooperative effort culminated in the introduction of Celsior, Aviza’s next-generation single wafer ALD product, which is now shipping for production scale manufacturing.  The progress we demonstrated in this most recent quarter and to close out the fiscal year clearly demonstrates our commitment to continue to meet the ongoing business objectives and corporate initiatives we set for ourselves.”

OPERATING RESULTS FOR THE FOURTH QUARTER OF FISCAL 2006 AND FISCAL YEAR 2006 ENDED SEPTEMBER 29, 2006

Aviza’s net sales for the fourth quarter of fiscal 2006 were $52.0 million, an increase of 19.0% over net sales for the third quarter of fiscal 2006 of $43.7 million, and an increase of 60.0% over net sales of $32.5 million for the fourth quarter of fiscal 2005.  The increase in net sales was due primarily to increased shipments from Aviza’s Newport facility and the change of status for the Celsior system from “new” to “proven” technology in the fourth quarter in accordance with the terms of Aviza’s revenue recognition policy.  Thus, in the fourth quarter, Aviza began to record a portion of the revenue attributable to sales of its Celsior systems when the systems were shipped to its customers.

For the fourth quarter of fiscal 2006, Aviza had shipments of $44.6 million, as compared to shipments of $47.4 million for the third quarter of fiscal 2006.  The shipment amount includes all systems and parts shipped during the quarter and the related services for which Aviza holds a contract for current or future revenue.  This amount includes systems that have not yet converted to “proven” technology under the Company’s revenue recognition policy.  Aviza provides information about shipments in its quarterly earnings releases because Aviza’s management believes that this shipment information will provide investors with additional insight into the Company’s operational performance.

Income from operations for the fourth quarter of fiscal 2006 was $752,000, compared to an operating loss for the third quarter of fiscal 2006 of $2.6 million.

Aviza’s net loss for the fourth quarter of fiscal 2006 was $779,000, or $0.05 per diluted share, compared to a net loss for the third quarter of fiscal 2006 of $4.0 million, or $0.27 per diluted share.

Aviza’s results of operations for the fourth quarter of fiscal 2006 include the impact of SFAS 123(R), which Aviza adopted on October 1, 2005.  The Company recorded stock-based compensation expense of $383,000 during the fourth quarter of fiscal 2006.

For fiscal 2006, Aviza’s net sales were $160.9 million, compared to net sales for fiscal 2005 of $171.2 million.  Net loss for fiscal 2006 was $14.7 million, or $1.31 per diluted share, compared to a net loss of $16.0 million, or $42.22 per diluted share, for fiscal 2005.

BALANCE SHEET

As of September 29, 2006, Aviza had $10.7 million in cash and cash equivalents, compared to $17.9 million at June 30, 2006.  The decrease in cash and cash equivalents is primarily due to repayment of borrowings under the Company’s revolving line of credit and the Company’s decision to increase inventory in response to customer forecasts.

TO ACCESS THE LIVE WEB CAST

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast today at 4:30 p.m. EST / 1:30 p.m. PST, log on to the Aviza website at www.avizatechnology.com.  To access the live conference call today at 4:30 p.m. EST / 1:30 p.m. PST, dial 303-262-2131 or 800-218-0204 and enter the confirmation code 11072046.

TO ACCESS A REPLAY OF THE WEB CAST

A digital replay will be available on Aviza’s website at www.avizatechnology.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from November 16 to November 19, 2006. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11072046#.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: whether we will be able to continue to integrate Trikon’s business successfully and achieve anticipated synergies; variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.

Aviza currently anticipates customer acceptances of certain of its etch modules during the first quarter of fiscal 2007.  When Aviza obtains sufficient customer acceptances of these etch modules in accordance with the terms of its revenue recognition policy, these etch modules will convert from “new” to “proven” technology and Aviza will be able to begin recording a portion of the revenue attributable to sales of these etch modules when Aviza ships them to its customers. Based on its current expectations as to the timing and level of customer acceptances of these etch modules during the first quarter of fiscal 2007, Aviza currently believes that it will record an operating profit in the first quarter of fiscal 2007. If a sufficient number of Aviza’s customers do not accept these etch modules within the time frame that Aviza currently expects them to do so, Aviza does not expect to report an operating profit in the first quarter of fiscal 2007.

About Aviza Technology, Inc.

Aviza Technology, Inc. is a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets.  Aviza offers both front-end-of-line (FEOL) and back-end-of-line (BEOL) process applications including products for atomic layer deposition (ALD), diffusion and low pressure chemical vapor deposition (LPCVD) furnaces, atmospheric pressure CVD (APCVD), CVD, etch and physical vapor deposition (PVD).  The company is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Italy, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.avizatechnology.com.

Celsior and RVP-300plus are trademarks of Aviza Technology, Inc.

-tables follow-

AVIZA TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 29,	September 30,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,722	$7,437
Accounts receivable, net	26,763	23,630
Inventory	54,499	24,253
Prepaid expenses and other current assets	6,638	11,632

Total current assets	98,622	66,952

Property and equipment - net	25,266	19,569

Intangible and other assets	5,218	4,388

TOTAL	$129,106	$90,909

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank borrowing - short term	$28,632	$30,724
Accounts payable	30,792	19,397
Warranty liability	10,816	13,599
Accrued liabilities	13,716	8,814

Total current liabilities	83,956	72,534

Mandatorily redeemable preferred stock, Series B and B-1	—	11,000

NOTE PAYABLE - Long term	6,256	6,463

Total liabilities	90,212	89,997

COMMITMENTS AND CONTINGENCIES

Preferred stock, Series A	—	32,650

STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock	88,657	4,041
Accumulated deficit and accumulated other comprehensive loss	(49,763)	(35,779)

Total stockholders’ equity (deficit)	38,894	(31,738)

TOTAL	$129,106	$90,909

AVIZA TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	September 29,	September 30,	September 29,	September 30,
	2006	2005	2006	2005

NET SALES	$52,014	$32,517	$160,860	$171,209

COST OF GOODS SOLD	34,774	26,009	116,548	144,428

GROSS PROFIT	17,240	6,508	44,312	26,781

OPERATING EXPENSES:
Research and development costs	7,568	4,773	25,311	21,126
Selling, general and administrative costs	8,920	4,885	27,312	17,140
In-process research and development	—	—	373	—

Total operating expenses	16,488	9,658	52,996	38,266

INCOME (LOSS) FROM OPERATIONS	752	(3,150)	(8,684)	(11,485)

OTHER INCOME (EXPENSE):
Interest income	62	3	194	17
Interest expense	(1,351)	(1,160)	(5,517)	(4,017)
Other income (expense) - net	29	(23)	(100)	11

Total other income (expense)	(1,260)	(1,180)	(5,423)	(3,989)

LOSS BEFORE INCOME TAXES	(508)	(4,330)	(14,107)	(15,474)

INCOME TAXES	271	119	581	539

NET LOSS	$(779)	$(4,449)	$(14,688)	$(16,013)

Loss per share:
Basic and diluted	$(0.05)	$(9.37)	$(1.31)	$(42.22)

Weighted average common shares:
Basic and diluted	16,145,091	475,065	11,209,200	379,319